Exhibit 99.2

NYSE: MDV

QUARTERLY SUPPLEMENTAL DATA

September 30, 2023

Financial Information

and

Portfolio Information

Modiv Industrial, Inc.
Supplemental Information - Third Quarter 2023

Table of Contents

About the Data	3

Company Overview	4

Financial Results
Earnings Release	5
Consolidated Statements of Operations - Last Five Quarters	11
Property Portfolio - Statements of Operations - Third Quarter of 2023	13
Consolidated Statements of Comprehensive (Loss) Income - Last Five Quarters	14
(Loss) Earnings Per Share - Last Five Quarters	15
FFO and AFFO - Last Five Quarters	16
Property Portfolio - FFO and AFFO - Third Quarter of 2023	17
Adjusted EBITDA - Last Five Quarters	18
Leverage Ratio	19
Balance Sheets and Capitalization
Capitalization	20
Consolidated Balance Sheets	21
Property Portfolio - Balance Sheets - As of September 30, 2023	22
Debt Overview	23
Credit Facility and Mortgage Notes Covenants	24

Real Estate
Real Estate Acquisitions	25
Real Estate Dispositions	26
Top 20 Tenants	27
Property Type	27
Tenant Industry Diversification	28
Tenant Geographic Diversification	28
Lease Expirations	29

Appendix
Disclosures Regarding Non-GAAP and Other Metrics	30

About the Data

This data and other information described herein are as of and for the three months ended September 30, 2023 unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with Modiv Industrial, Inc.'s (f/k/a Modiv Inc.) Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 13, 2023 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed on November 13, 2023, including the financial statements and management's discussion and analysis of financial condition and results of operations.

Forward-Looking Statements

Information set forth herein contains forward-looking statements, which reflect our current views regarding our business, financial performance, growth prospects and strategies, market opportunities, and market trends. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. All of the forward-looking statements herein are subject to various risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results, performance, and achievements could differ materially from those expressed in or by the forward-looking statements and may be affected by a variety of risks and other factors. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from such forward-looking statements. These factors include, but are not limited to, increases in the rate of inflation and interest rates, general economic conditions, local real estate conditions, tenant financial health, property acquisitions and dispositions and the timing of any acquisitions and dispositions, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, supply-chain disruptions and negative impacts associated with the violence and unrest in the Middle East, which started with the war by Hamas militants against Israel, and the ongoing Russian war against Ukraine and sanctions which have been implemented by the United States and other countries against Russia. These and other risks, assumptions, and uncertainties are described in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on any forward-looking statements included herein. All forward-looking statements are made as of the date of this document and the risk that actual results, performance, and achievements will differ materially from the expectations expressed or referenced herein will increase with the passage of time. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Company Overview

Modiv Industrial, Inc. (NYSE:MDV) (“Modiv Industrial”, the “Company”, “we”, “us” and “our”) is a real estate investment trust (“REIT”) that acquires, owns and manages a portfolio of single-tenant net-lease real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation's supply chains. Driven by an investor-first focus, the Modiv name reflects its commitment to providing investors with MOnthly DIVidends. As of November 13, 2023, Modiv Industrial had over $600 million real estate assets (based on estimated fair value) comprised of 4.6 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Modiv Industrial strives towards a “best-in-class” corporate governance structure through a board of directors and management team with decades of institutional real estate industry experience.

Management Team:	Independent Directors:

Aaron S. Halfacre	Adam S. Markman
Chief Executive Officer and Director	Chairman of the Board

Raymond J. Pacini	Curtis B. McWilliams
Chief Financial Officer and Secretary

Sandra G. Sciutto	Thomas H. Nolan, Jr.
Chief Accounting Officer

John C. Raney	Kimberly Smith
Chief Legal Officer

William R. Broms	Connie Tirondola
Chief Investment Officer

Investor Inquiries:
management@modiv.com

Transfer Agent:
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
800-736-3001

Modiv Industrial Announces Third Quarter 2023 Results

Management Provides Forward-Looking Thoughts

Reno, Nevada, November 13, 2023 – Modiv Industrial, Inc. (“Modiv Industrial”, “Modiv”, the “Company”, “we” or “our”), (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the third quarter ended September 30, 2023.

Key Financial Highlights:

◾	21% year-over-year increase in revenue generating $12.5 million compared with $10.3 million in the year-ago quarter.
◾	19% year-over-year increase in AFFO netting $3.7 million compared with $3.1 million in the year-ago quarter.
◾	$10 million reduction in leverage and a 14% reduction in net debt to adjusted EBITDA from prior quarter results released in August 2023.
◾	$5.4 million net proceeds from the sale of a non-core asset located in Rocklin, California.
◾	Portfolio consists of 44 properties with a weighted average lease term of 14.0 years and weighted average annual rental increases of 2.48%.

“Another solid quarter of no-nonsense execution. Given the increased market volatility and geo-political risk, we believe the greater benefit inures to those that are thoughtful rather than rash. With crystal balls becoming even more opaque, today’s environment compels us to be incessantly focused on the execution of the variables in our control. As such, it feels imprudent to provide formal guidance for 2024 but reasonable for us to be transparent as to our strategic thinking. The following business outlook lists our activity and perspective on topics we suspect will be germane to investors.

Business Outlook:

Acquisitions – Since our NYSE listing last year, we have acquired over $214 million of industrial manufacturing assets, arguably the most active buyer of this property type and at a volume that is more commensurate with much larger REITs. As we discussed recently in a Nareit podcast, we chose to be active in the latter half of last year and the first half of this year. Though we continue to look at every asset we can, we are finding the majority of the current supply to be lacking in strategic value, having an insufficient credit profile and/or being offered with questionable pricing (that holds true for both too low and too high cap rates). Given the lackluster inventory, coupled with tepid markets, we don’t see ourselves being that acquisitive in the near term. That could change if the broader capital markets improve or if we find truly compelling opportunities.

As we take a calculated pause on single asset purchases, we are spending a decent amount of time exploring portfolio consolidations and intriguing M&A opportunities. In fact, over the past year, we have underwritten and dialogued on five such opportunities representing over $2.4 billion of aggregate value – all focused on industrial manufacturing. Though the timing and pricing haven’t been right as of yet, all of those opportunities remain on our active radar.

We take the Buffett-esque view that, at this stage of the market cycle, we can afford to stand over the plate looking for the fat pitch without fear of strikes being called.

Dispositions – Similar to our acquisition volume, we have been busy disposing of our non-industrial assets since we listed, with over $120 million sold across 22 assets (including 10 office properties). We are focused on recycling those assets that we do not believe are a strategic long-term fit but at the same time we are also not in a rush to throw away good AFFO just to clear these assets off the books. Given that we still hold office assets and office has become a six-letter curse word, one might think we would be verklempt and, in turn, hasty in our retreat. We are not. We are, however, patient and we draw this patience from the facts that we have observed firsthand. For example, as it relates to our three largest office properties: in the past year we have received three unsolicited bids on our asset located in Issaquah, Washington; we have been in conversations with the AA-rated tenant of our asset located in Rancho Cordova, California, about their intent to begin their lengthy government process to exercise their purchase option; and we are reviewing flex conversion proposals we have received on our asset located in Nashville, Tennessee. If parties are kicking the tires of our office assets in today’s market, then that suggests to us that interested parties will also likely kick the tires at a later time when the market landscape has settled and after we have collected more of our contractual rents.

We aren’t being stubborn or idealistic, but we are being balanced and patient.

Equity – A study of REIT history shows us, time and time again, that those REITs that are disciplined with their use of equity and debt win over the long term as investors reward those companies that can grow, yet also preserve, the capital entrusted to them. There is no REIT in existence today that hasn’t, over the course of its lifespan, accessed both equity and debt on a routine basis. However, it is the amount and timing of each capital source that creates a clear divide between those that are rewarded and those that languish. There may be few, if any, examples of a REIT of our size, with the acquisition volume we have delivered, who have gone so long without accessing the equity markets. It is with this knowledge that we have chosen a disciplined, yet arduous, path forward over the past 21 months. We recognized early on that we could remain both disciplined and opportunistic by accessing affordable debt when it was still available last year while at the same time recycling assets into higher yielding alternatives and by strategically identifying UPREIT transactions that made sense (factoid: we have issued over $37 million of OP units at a weighted average price greater than $23 since the beginning of 2022).

Combined, these activities have allowed us to prolong our need to access the market until such time that we see greater receptivity to equity issuances and as our share price draws closer to fair value. We believe we have upwards of $100 million of additional assets, both the identified non-core properties and a few industrial distribution properties, that we can recycle advantageously into manufacturing properties while we wait for the equity markets to regain their footing. We believe our investor outreach efforts, which we discuss below, have helped raise awareness of our historical mispricing and have recently closed the value gap. Going forward, we will identify those opportunities where issuing shares via our ATM makes sense from a price standpoint but also to further our goal of increasing our tradeable float. Though we have no present-day designs to access the equity markets in the near term, we will be prepared to act efficiently should the markets improve. Further, we believe that even small amounts of capital can go far given our discipline and the math of the denominator effect. By hypothetical example, a small raise of just $15 million could generate $0.10 of unlevered AFFO per share and, at today’s P/AFFO, result in a 7%+ increase in our share value on top of our existing 7%+ dividend rate.

Yes, we will eventually access the equity markets but we feel no pressure to do so prematurely or excessively.

Debt – Modiv Industrial now has less than $285 million of indebtedness, 100% of which is fixed rate, with a weighted average interest rate of 4.52% and a weighted average maturity of 3.6 years with the earliest meaningful maturity not until 2027. Our debt to asset ratio is 48%, our Debt to Adjusted EBITDA multiple is 6.7 and our debt service coverage is 2.3x. These metrics are in line with, or better than, our previously announced intentions over the past two years and represent, to us, a thoughtful use of leverage at a time when equity was unavailable.

Barring a compelling consolidation or M&A opportunity, we do not see any further benefit in using additional debt and intend to make single asset purchases on an unlevered basis. As such, it is our intent to only use the capacity of our $150 million revolver in those instances where there may be a short-term timing mismatch. We recently paid down $10 million of mortgage debt and will be focused on the gradual reduction of our leverage profile over the next three years. The fruits of that focus will provide the opportunity for price multiple expansion and a more favorable refinancing posture when our loans are scheduled to mature.

Through our own prior career experiences, our entire management team, as well as our board of directors, holds a very healthy perspective on the use of debt which includes the beliefs that you should never take on an amount that you cannot handle and that we must never forget that in risky times it is normal to expect embedded differences between lenders and borrowers to become more prominent.

Like the flame from a hot stove, debt can be used to nourish an enterprise or burn it – we are proactively turning down the heat.

Strategic Partner – February of this year we informed the public that we had received some inquiries from institutional investors about making a strategic investment into Modiv. Throughout the year we have also had numerous bankers pitch capital ideas to us with most sounding very similar to the “Madison-Plymouth” deal from a few years back. We elected not to spend much time on these concepts as we were focused on our acquisition pipeline and the portfolio sale of non-core assets to Generation Income Properties, Inc (NASDAQ: GIPR). In early September, we began to think more deeply about the concept of accepting strategic partner capital and what we would want to accomplish if we did.

Commonly, smaller REITs entertain such capital infusions either due to financial necessity or some contrived urgency to get bigger as soon as possible. Modiv doesn’t suffer from any financial desperation, and we believe it is more intelligent to pursue actions that make us a better company rather than simply a bigger company. That said, we understand the benefits of scale particularly as it relates to tradeable float, industry consolidation opportunities and, over time, improved cost of capital. As we currently see it, the litany of structured preferred deals available to a REIT like us feel a lot like debt in sheep’s clothing – giving the private equity sponsor equity-like upside participation and leaving us with debt-like responsibility.

At Modiv we understand that we may owe our lenders, but we know we must always serve our (equity) owners. As such, we have been more inclined to explore truer economic joint venture arrangements whereby we have better alignment of mutual interests and both parties can achieve success. For a joint venture to work for us, any strategic partner would need to be more than just money and we would want to understand that they also believe in our investment thesis of owning manufacturing assets, that they see long-term upside value in our equity and that by associating with them we benefit from a “halo effect” that helps introduce other future investors to Modiv. Presently we are under numerous nondisclosure agreements and are having exploratory talks with multiple potential partners. At this stage, we can offer no outlook as to the prospects of any future announcement. For those who are interested or intrigued, please contact us.

We recognize that what we want from a joint venture might not at all be what a potential strategic partner wants, and we are ok with that – if it doesn’t happen, then we won’t force it. At the same time, we also recognize that there is a vast amount of capital out there with very few good ideas to invest in – we honestly believe we are one of those good ideas.

Distributions – Based on Modiv’s most recent closing price on November 10, 2023, our annual cash dividend of $1.15, distributed in twelve monthly payments, is yielding 7.77% and we are maintaining a dividend coverage ratio of over 110%. In our short history we have made 87 consecutive distributions totaling over $60 million. We feel comfortable with the current strength of our dividend but feel it can always be stronger. At this juncture, we do not see a near-term need to increase the cash distribution rate but, as we previously disclosed, we do anticipate making a meaningful in-kind distribution of GIPR shares as early as January 2024.

On November 9, 2023, GIPR obtained the necessary approval of its stockholders to issue up to 3,000,000 shares of its common stock to redeem the Series A Redeemable Preferred Stock that we received in partial consideration for our sale of 13 legacy retail and office assets to GIPR on August 10, 2023. The actual amount of GIPR shares that could be issued to Modiv ranges from 2.2 million to a maximum of 3.0 million, dependent upon the 60-day volume weighted average price (VWAP) of GIPR’s common stock on the date when they might choose to provide us notice of redemption. Net of any advanced private-party sales made by us or any technical reasons that may necessitate holding shares for future sale, the GIPR shares issued to Modiv would be distributed to all holders of Modiv’s then outstanding Class C Common Stock and Class C Operating Partnership Units. Obviously, there is no guarantee that GIPR will submit a redemption notice and even if they did, the amounts of any future dividends could change and are subject to the approval by each respective board of directors.

Based on our current projection, Modiv’s Class C Common Stock and Class C Operating Partnership Units could potentially receive anywhere from 0.24 to 0.32 of GIPR shares for every one share/unit of MDV. Assuming the midpoint of that potential range, the implied ratio would be approximately 0.28 GIPR shares and would represent a potential dividend of ~$1.14 based on GIPR’s share price as of November 10, 2023. When compared to our most recent closing price, that potential ~$1.14 in-kind dividend would equal a 7.7% special, one-time dividend rate. For those who don’t know, GIPR is also a monthly dividend paying stock that currently pays an annualized dividend of approximately $0.468 per share. So Modiv Class C holders, over a twelve-month period, could potentially receive $1.15 (MDV’s cash dividend) + ~$1.14 (GIPR shares) + ~$0.13 (GIPR’s cash dividend) for a potential total of ~$2.42 – a greater than 16% annualized dividend yield based on our most recent closing price.

We will leave it to investors to decide, but we believe our distribution rate, our growth rate and our upside potential make for compelling financial reasons to own our shares.

Investor Outreach – On August 14, 2023, when we announced our second quarter results and our name change to Modiv Industrial, we also informed the public that we would, for the first time, begin to actively seek to increase investor awareness. Our initial outreach efforts have been focused on individual investors and the financial advisors that advise them. In less than three months we have already emailed over 30,000 potential investors and held over 2,000 phone conversations. Additionally, we rang the bell at the New York Stock Exchange on September 29th and participated on a recent Nareit podcast.

In total, these ongoing efforts have already resulted in a 59% increase in our trading volume and a 26% positive relative performance when compared to the FTSE Nareit All Equities Index for the same time period. Though we are pleased with these results, we recognize this activity requires a long-term continuous effort to inform as many investors as possible through our candid and transparent communication. We recognize that it will take us a long time before we achieve any semblance of critical mass as pertains to investor awareness.

We are not presently focused on the institutional investor community and that is by design. We believe our audience today lies with individual investors and we hope that as many willing individual investors can buy our shares before we become a larger REIT that is held by institutions. Even though we know many of the portfolio managers at the leading REIT-dedicated investment shops on a first name basis, we understand the reality of our size, and more importantly, the limits that result. On more than one occasion we have received positive institutional feedback which tells us they are paying attention. We know that when they are ready, they can make a reverse inquiry via our ATM or participate in any future follow-on offerings. They know that we are patient and will, in the meantime, keep our nose to grindstone. Despite not making any formal efforts to attract the institutional crowd, we do have a robust schedule of meetings scheduled for our participation at Nareit’s REITWorld 2023 Investor Conference in Los Angeles, CA, November 14-16, 2023.

We are a persistent (and candid) bunch, and we know we will find our following in good time. With GRIT and GRIND, we will GET IT DONE!” – Aaron Halfacre, CEO of Modiv Industrial.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Monday, November 13, 2023, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, to discuss the third quarter 2023 operating results and answer questions.

Live conference call: 1-877-407-0789 at 8:00 a.m. Pacific Time, Monday, November 13, 2023

Webcast: To listen to the webcast, either live or archived, please use this link: https://viavid.webcasts.com/starthere.jsp?ei=1643126&tp_key=7c99a456f0 or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. Driven by an investor-first focus, Modiv Industrial has over $600 million real estate assets (based on estimated fair value) comprising more than 4.5 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forwardlooking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 13, 2023. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated November 13, 2023 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.

Inquiries:
management@modiv.com

Modiv Industrial, Inc.
Consolidated Statements of Operations - Last Five Quarters

(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Rental income (a)	$12,500,338	$11,836,563	$10,311,182	$13,804,540	$10,303,402

Operating expenses:
General and administrative (b)	1,735,104	1,597,776	1,908,055	2,252,304	1,838,388
Stock compensation expense (c)	8,469,867	660,170	660,169	660,171	549,240
Depreciation and amortization	4,175,209	3,956,334	3,272,061	4,347,809	3,598,592
Property expenses (d)	1,195,224	1,527,868	1,706,843	1,537,691	1,415,621
Impairment of real estate investment property (e)	—	—	3,499,438	2,080,727	—
Total operating expenses	15,575,404	7,742,148	11,046,566	10,878,702	7,401,841

(Loss) gain on sale of real estate investments (f)	(1,708,801)	—	—	669,185	3,932,029
Operating (loss) income	(4,783,867)	4,094,415	(735,384)	3,595,023	6,833,590

Other income (expense):
Interest income	26,386	216,841	53,695	5,047	1,665
Dividend income	190,000	—	—	—	—
Income from unconsolidated investment in a real estate property	79,164	72,773	55,567	51,312	64,358
Interest expense, net of derivative settlements and unrealized gain on interest rate swaps (g)	(2,922,918)	179,931	(4,018,792)	(2,826,490)	(2,514,838)
Increase in fair value of investment in preferred stock	440,000	—	—	—	—
Other	65,993	65,993	65,993	(104,157)	65,992
Other (expense) income, net	(2,121,375)	535,538	(3,843,537)	(2,874,288)	(2,382,823)

Net (loss) income	(6,905,242)	4,629,953	(4,578,921)	720,735	4,450,767
Less: net loss (income) attributable to noncontrolling interest in Operating Partnership	1,368,896	(649,643)	816,199	42,508	(528,540)
Net (loss) income attributable to Modiv Industrial, Inc.	(5,536,346)	3,980,310	(3,762,722)	763,243	3,922,227
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net (loss) income attributable to common stockholders	$(6,458,221)	$3,058,435	$(4,684,597)	$(158,632)	$3,000,352

Net (loss) income per share attributable to common stockholders:
Basic	$(0.86)	$0.41	$(0.62)	$(0.02)	$0.40
Diluted	$(0.86)	$0.35	$(0.62)	$(0.02)	$0.35

Weighted-average number of common shares outstanding:
Basic	7,548,052	7,532,106	7,532,452	7,487,728	7,449,968
Diluted (h)	7,548,052	10,638,311	7,532,452	7,487,728	10,180,543

Distributions declared per common share	$0.2875	$0.2875	$0.2875	$0.2875	$0.2875

(a)	Rental income includes tenant reimbursements for property expenses and the fourth quarter of 2022 includes an early termination fee of $3,781,929 received from Sutter Health.

(b)	General and administrative expenses in the fourth quarter of 2022 include a $500,000 accrual for estimated costs of relocating our corporate offices to Reno, Nevada.

(c)
Stock compensation expense in the third quarter of 2023 includes a one-time non-cash catch-up adjustment of $7,822,197 related to our determination that it is probable that we will achieve our performance target for FFO of $1.05 per diluted share for the year ending December 31, 2023 (exclusive of the expense of the performance component of the stock compensation expense), which would result in the issuance of an additional 474,515 Class C OP Units on March 31, 2024 upon the conversion of our Class R OP Units based on a conversion ratio of 2.5 Class C OP Units for each Class R OP Unit. This catch-up adjustment reflects the grant date fair value of $19.58 per share for the 474,515 performance units from the initial grant date in January 2021 through September 30, 2023. Compensation expense of $733,331 per quarter will be recorded for these additional units through the end of the vesting period on March 31, 2024, if achieving the FFO performance target of $1.05 per share is still deemed probable.

(d)	Property expenses are largely offset by tenant reimbursements included in rental income.

(e)
The impairment charge for the first quarter of 2023 relates to an office property located in Nashville, Tennessee leased to Cummins, Inc through February 29, 2024. We determined that an impairment charge was triggered by expectations of a shortened holding period and estimated the property's fair value based upon current market comparables. The impairment charge for the fourth quarter of 2022 relates to an office property located in Rocklin, California to reflect the net realizable value as a result of its reclassification to asset held for sale. On June 29, 2023, the property was leased to the EMC Shop, LLC for 11.5 years for industrial use and then sold to EMC Shop, LLC on August 31, 2023 resulting in a gain of $178,239 included in the third quarter of 2023.

(f)
(Loss) gain on sale of real estate investments for the third quarter of 2023 includes a loss of $(1,887,040) on the sale of 13 properties to Generation Income Properties, Inc. ("GIPR") (11 retail and two office), partially offset by a gain on the sale of the Rocklin, California property discussed above. Sale proceeds from the GIPR sale included cash of $30,000,000 and newly issued GIPR preferred stock with a liquidation value of $12,000,000. The loss includes the $2,380,000 difference between the $12,000,000 liquidation value and the $9,620,000 fair value of our investment in GIPR’s newly-created Series A Redeemable Preferred Stock received on August 10, 2023.

(g)
Interest expense in the third quarter of 2023 is net of $542,332 unrealized gain on interest rate swaps and $1,586,641 of derivative cash settlements received, the second quarter of 2023 is net of $3,708,597 unrealized gain on interest rate swaps and $1,401,716 of derivative cash settlements received and the first quarter of 2023 includes $1,722,184 unrealized loss on interest rate swaps and is net of $1,074,085 of derivative cash settlements received.

(h)
Diluted shares outstanding for periods when we reported a net loss do not include the OP Units since they would be anti-dilutive. Diluted shares outstanding in the second quarter of 2023 and the second and third quarters of 2022 include Class C, Class M, Class P and Class R OP Units since we reported net income for those quarters.

Modiv Industrial, Inc.
Property Portfolio - Statements of Operations - Third Quarter of 2023

(Unaudited)

	Three Months Ended September 30, 2023
	Industrial Core	Tactical Non-Core (1)	Other Non-Core (2)	Non-Property & Other (3)	Consolidated
Rental income	$8,772,104	$2,678,424	$1,049,810	$—	$12,500,338

Operating expenses:
General and administrative	—	—	—	1,735,104	1,735,104
Stock compensation expense	—	—	—	8,469,867	8,469,867
Depreciation and amortization	3,323,055	808,337	43,817	—	4,175,209
Property expenses	541,007	232,597	421,620	—	1,195,224
Total operating expenses	3,864,062	1,040,934	465,437	10,204,971	15,575,404

Operating income (loss):
Gain (loss) on sale of real estate investments	178,239	—	(1,887,040)	—	(1,708,801)
Operating income (loss)	5,086,281	1,637,490	(1,302,667)	(10,204,971)	(4,783,867)

Other (expense) income:
Interest income	—	—	—	26,386	26,386
Dividend income	—	—	—	190,000	190,000
Interest expense, net of derivative settlements and unrealized gain on interest rate swaps (4)	(3,824,247)	(1,016,992)	(467,964)	2,386,285	(2,922,918)
Income from unconsolidated investment in a real estate property	79,164	—	—	—	79,164
Increase in fair value of investment in preferred stock	—	—	—	440,000	440,000
Other (5)	—	—	—	65,993	65,993
Other (expense), income net	(3,745,083)	(1,016,992)	(467,964)	3,108,664	(2,121,375)

Net income (loss)	1,341,198	620,498	(1,770,631)	(7,096,307)	(6,905,242)
Less: net loss attributable to noncontrolling interest in Operating Partnership	—	—	—	1,368,896	1,368,896
Net income (loss) attributable to Modiv Industrial, Inc.	1,341,198	620,498	(1,770,631)	(5,727,411)	(5,536,346)
Preferred stock dividends	—	—	—	(921,875)	(921,875)
Net income (loss) attributable to common stockholders	$1,341,198	$620,498	$(1,770,631)	$(6,649,286)	$(6,458,221)

(1)
We categorize Tactical Non-Core Assets as those assets that offer compelling value-add or opportunistic investment characteristics when measured over a near-term or interim holding period. We currently hold three such assets: (i) our tactical non-core acquisition of a leading KIA auto dealership located in a prime location in Los Angeles County in January 2022, which was structured as an UPREIT transaction resulting in a favorable equity issuance of $32,809,550 Class C OP Units at a cost basis of $25.00 per share; (ii) our 12 year lease to the State of California's Office of Emergency Services (OES) executed in January 2023 for one of our existing assets located in Rancho Cordova, California that includes an attractive purchase option by the tenant which we believe has a favorable probability of being executed upon in the next 24 months; and (iii) our property leased to Costco located in Issaquah, Washington which offers compelling redevelopment opportunities following Costco's lease expiration in July 2025 given its higher density infill location and the fact that the land is zoned for additional uses to include flex/R&D and multi-family.

(2)
Other non-core assets includes two remaining legacy office properties and results from 14 properties sold during August 2023. We define legacy assets as those inherited through prior mergers and acquisitions activity and such assets that were acquired by different management teams utilizing different investment objectives or underwriting criteria. One of the two office properties was classified as held for sale as of September 30, 2023.

(3)
We do not allocate non-property expenses across our property-specific segments; therefore, we report these expenses separately under the Non-Property & Other caption in the table above. Such expenses and income include stock compensation expense, general and administrative, unrealized gains and losses on valuation of interest rate swaps, and other comprehensive items.

(4)
Non-Property & Other's interest expense, net of derivative settlements and unrealized gain on interest rate swaps of $2,386,285 includes unrealized gain on interest rate swaps of $542,334 plus derivative cash settlements of $1,586,641.

(5)	Other income reflects management fees earned for managing the TIC Interest.

Modiv Industrial, Inc.
Consolidated Statements of Comprehensive (Loss) Income - Last Five Quarters

(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Net (loss) income	$(6,905,242)	$4,629,953	$(4,578,921)	$720,735	$4,450,767

Other comprehensive (loss) income: cash flow hedge adjustment
Unrealized holding (loss) gain on interest rate swap designated as a cash flow hedge (a)	—	—	—	(216,200)	4,255,906
Amortization of unrealized holding gain on interest rate swap (b)	253,092	253,093	250,311	—	—
Comprehensive (loss) income	(6,652,150)	4,883,046	(4,328,610)	504,535	8,706,673

Net loss (income) attributable to noncontrolling interest in Operating Partnership	1,368,896	(649,643)	816,199	42,508	(528,540)
Other comprehensive loss (income) attributable to noncontrolling interest in Operating Partnership:
Unrealized holding (loss) gain on interest rate swap designated as a cash flow hedge (a)	—	—	—	(34,942)	637,429
Amortization of unrealized holding gain on interest rate swap (b)	44,264	44,341	37,141	—	—
Comprehensive loss (income) attributable to noncontrolling interest in Operating Partnership	1,413,160	(605,302)	853,340	7,566	108,889
Comprehensive (loss) income attributable to Modiv Industrial, Inc.	$(5,238,990)	$4,277,744	$(3,475,270)	$512,101	$8,815,562

(a)
Reflects the change in fair value of the interest rate swap derivative for the six months ended December 31, 2022 that was designated as a cash flow hedge for financial accounting purposes beginning July 1, 2022.

(b)
Due to the $150 million Term Loan swap's failure to qualify as a cash flow hedge for each of the quarterly periods ended September 30, 2023, the unrealized gain on interest rate swap derivative on the consolidated balance sheet is being amortized on a straight-line basis, as a reduction to interest expense, through the maturity date of the Term Loan. The interest rate swap derivative instrument failed to qualify as a cash flow hedge during each of the quarterly periods ended September 30, 2023 because the swap was deemed ineffective due to the one-time cancellation option on December 31, 2024 as compared with the maturity of the Term Loan. The Company has begun, and intends to further explore in 2024, various alternatives available to extend or restructure the cancellation option.

Modiv Industrial, Inc.
(Loss) Earnings Per Share - Last Five Quarters

(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Numerator - Basic:
Net (loss) income	$(6,905,242)	$4,629,953	$(4,578,921)	$720,735	$4,450,767
Less: net loss (income) attributable to noncontrolling interest in Operating Partnership	1,368,896	(649,643)	816,199	42,508	(528,540)
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net (loss) income attributable to common stockholders	$(6,458,221)	$3,058,435	$(4,684,597)	$(158,632)	$3,000,352

Numerator - Diluted:
Net (loss) income	$(6,905,242)	$4,629,953	$(4,578,921)	$720,735	$4,450,767
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net (loss) income attributable to common stockholders	$(7,827,117)	$3,708,078	$(5,500,796)	$(201,140)	$3,528,892

Denominator:
Weighted average shares outstanding - basic	7,548,052	7,532,106	7,532,452	7,487,728	7,449,968
Operating Partnership Units - Class C (a)(b)	—	1,599,898	—	—	1,312,382
Operating Partnership Units - Classes M, P and R (c)	—	1,506,307	—	—	1,418,193
Weighted average shares outstanding - diluted	7,548,052	10,638,311	7,532,452	7,487,728	10,180,543

(Loss) earnings per share attributable to common stockholders:
Basic	$(0.86)	$0.41	$(0.62)	$(0.02)	$0.40
Diluted	$(0.86)	$0.35	$(0.62)	$(0.02)	$0.35

(a)
We issued 1,312,382 Class C OP Units at an agreed upon value of $25.00 per unit in connection with our January 18, 2022 acquisition of a KIA auto dealership property in an “UPREIT” transaction. These units were not included in the computation of Diluted EPS for the quarters ended September 30, 2023, March 31, 2023 and December 31, 2022 because their effect would be anti-dilutive.

(b)
The weighted average Class C OP Units of 1,599,898 for the quarter ended June 30, 2023 included the weighted effect of 287,516 units issued in April 2023 in conjunction with our acquisition in an “UPREIT” transaction of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC.

(c)
During the three months ended September 30, 2023, March 31, 2023 and December 31, 2022, the weighted average dilutive effect of 1,980,822, 1,506,307 and 1,395,759 shares, respectively, related to Classes M, P and R Operating Partnership units were excluded from the computation of Diluted EPS because their effect would be anti-dilutive. There were no other outstanding securities or commitments to issue common stock that would have a dilutive effect for the periods then ended.

Modiv Industrial, Inc.
FFO and AFFO - Last Five Quarters

(Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Net (loss) income (in accordance with GAAP)	$(6,905,242)	$4,629,953	$(4,578,921)	$720,735	$4,450,767
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net (loss) income attributable to common stockholders and Class C OP Unit holders	(7,827,117)	3,708,078	(5,500,796)	(201,140)	3,528,892
FFO adjustments:
Depreciation and amortization of real estate properties	4,175,209	3,956,334	3,272,061	4,347,809	3,598,592
Amortization of lease incentives	40,397	88,570	88,570	88,752	176,296
Depreciation and amortization for unconsolidated investment in a real estate property	187,479	186,069	194,173	203,554	192,551
Impairment of real estate investment property	—	—	3,499,438	2,080,727	—
Loss (gain) on sale of real estate investments, net	1,708,801	—	—	(669,185)	(3,932,029)
FFO attributable to common stockholders and Class C OP Unit holders (c)	(1,715,231)	7,939,051	1,553,446	5,850,517	3,564,302
AFFO adjustments:
Non-recurring corporate relocation costs	—	—	—	500,000	—
Stock compensation (a)	8,469,867	660,170	660,169	660,170	549,240
Deferred financing costs	165,709	195,213	195,212	179,641	101,783
Due diligence expenses, including abandoned pursuit costs (b)	1,208	3,848	342,542	25,051	44,863
Deferred rents	(1,772,403)	(1,580,358)	(1,175,359)	(643,784)	(976,419)
Unrealized (gain) loss on interest rate swap valuation	(795,425)	(3,708,598)	1,722,184	505,263	59,000
Amortization of (below) above market lease intangibles, net	(204,011)	(195,901)	(196,283)	(142,626)	(214,889)
Increase in fair value of investment in preferred stock	(440,000)	—	—	—	—
Other adjustments for unconsolidated investment in a real estate property	11,819	11,819	11,819	5,815	(188)
AFFO attributable to common stockholders and Class C OP Unit holders (c)	$3,721,533	$3,325,244	$3,113,730	$6,940,047	$3,127,692

Weighted average shares outstanding:
Basic	7,548,052	7,532,106	7,532,452	7,487,728	7,449,968
Fully diluted (d) (e)	11,128,772	10,638,311	10,351,141	10,195,869	10,180,543
FFO per share:
Basic	$(0.23)	$1.05	$0.21	$0.78	$0.48
Fully diluted	$(0.23)	$0.75	$0.15	$0.57	$0.35
AFFO per share:
Basic	$0.49	$0.44	$0.41	$0.93	$0.42
Fully diluted	$0.33	$0.31	$0.30	$0.68	$0.31

(a)
Stock compensation expense includes (i) amortization of the value of Class P OP Units granted to our Chief Executive Officer and Chief Financial Officer on December 31, 2019; (ii) amortization of the value of the time-based Class R OP Units granted to all of our employees, including the Chief Executive Officer and Chief Financial Officer, on January 25, 2021; (iii) stock granted to our independent directors each quarter as partial consideration for their service as directors; and (iv) cumulative compensation expense for the performance-based portion of the Class R OP Units for the quarter ended September 30, 2023, which reflects a one-time catch-up adjustment of $7,822,197 related to our determination that it is probable that we will achieve our performance target for FFO of $1.05 per diluted share for the year ending December 31, 2023. The fully diluted shares include the additional 474,515 Class R performance OP Units that will automatically be converted to Class C OP Units when they vest on March 31, 2024.

(b)
Abandoned pursuit costs for the first quarter of 2023 primarily reflect the write-off of due diligence costs incurred during 2022 and 2023 for a potential acquisition of a portfolio of industrial manufacturing properties that we abandoned due to changes in market conditions.

(c)	FFO and AFFO for the fourth quarter of 2022 include an early termination fee of $3,751,984 received from Sutter Health.

(d)
The weighted average Class C OP Units for the second and third quarters of 2023 included the weighted effect of 287,516 units issued in April 2023 in conjunction with our acquisition in an “UPREIT” transaction of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC.

(e)
Includes the Class C, Class M, Class P and Class R OP Units to compute the weighted average number of shares for each of the five quarters ended September 30, 2023 presented above, including the performance portion of the Class R OP Units for the quarter ended September 30, 2023.

Modiv Industrial, Inc.
Property Portfolio - FFO and AFFO - Third Quarter of 2023

(Unaudited)

	Three Months Ended September 30, 2023
	Industrial Core	Tactical Non-Core (1)	Other Non-Core (1)	Non-Property & Other (1)	Consolidated
Net (loss) income (in accordance with GAAP)	$1,341,198	$620,498	$(1,770,631)	$(7,096,307)	$(6,905,242)
Preferred stock dividends	—	—	—	(921,875)	(921,875)
Net (loss) income attributable to common stockholders and Class C OP Unit holders	1,341,198	620,498	(1,770,631)	(8,018,182)	(7,827,117)
FFO adjustments:
Depreciation and amortization of real estate properties	3,323,055	808,337	43,817	—	4,175,209
Amortization of lease incentives	9,690	—	30,707	—	40,397
Depreciation and amortization for unconsolidated investment in a real estate property	187,479	—	—	—	187,479
(Gain) loss on sale of real estate investments, net	(178,239)	—	1,887,040	—	1,708,801
FFO attributable to common stockholders and Class C OP Unit holders	4,683,183	1,428,835	190,933	(8,018,182)	(1,715,231)
AFFO adjustments:
Stock compensation	—	—	—	8,469,867	8,469,867
Deferred financing costs	167,034	(21,863)	20,538	—	165,709
Due diligence expenses, including abandoned pursuit costs	1,208	—	—	—	1,208
Deferred rents	(1,193,508)	(599,485)	20,590	—	(1,772,403)
Unrealized gains on interest rate swap valuations	—	—	—	(795,425)	(795,425)
Amortization of (below) above market lease intangibles, net	(210,608)	—	6,597	—	(204,011)
Increase in fair value of investment in preferred stock	—	—	(440,000)	—	(440,000)
Other adjustments for unconsolidated investment in a real estate property	11,819	—	—	—	11,819
AFFO attributable to common stockholders and Class C OP Unit holders	$3,459,128	$807,487	$(201,342)	$(343,740)	$3,721,533

Weighted average shares outstanding:
Basic	7,548,052	7,548,052	7,548,052	7,548,052	7,548,052
Fully diluted (2)	11,128,772	11,128,772	11,128,772	11,128,772	11,128,772

FFO Per Share:
Basic	$0.62	$0.19	$0.03	$(1.06)	$(0.23)
Fully Diluted (2)	$0.42	$0.13	$0.02	$(0.72)	$(0.15)

AFFO Per Share:
Basic	$0.46	$0.11	$(0.03)	$(0.05)	$0.49
Fully Diluted (2) (3)	$0.31	$0.07	$(0.02)	$(0.03)	$0.33

(1)	See Footnotes (1), (2), (3) and (4) of Property Portfolio Statement - Statement of Operations - Third Quarter of 2023.

(2)	Weighted average fully diluted shares outstanding includes the following:

(i)	7,548,052 shares of Class C common stock;

(ii)
1,599,898 Class C OP Units, including 1,312,382 issued in January 2022 in connection with the acquisition of the KIA auto dealership property discussed above and 287,516 Class C OP Units issued in April 2023 in conjunction with our acquisition of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC.

(iii)
1,189,964 Class C OP Units that would result from conversion of 657,949.5 Class M OP Units and 56,029 Class P OP Units assuming a conversion ratio of 1.6667 Class C OP Units for each Class M OP Unit and Class P OP Unit outstanding; and

(iv)
790,858 Class C OP Units that would result from conversion of Class R OP Units, which reflects the conversion ratio of 2.5-for-1 based on probable achievement of the FFO performance target of $1.05 per diluted share for the year ending December 31, 2023 that are eligible to be issued on March 31, 2024.

(3)	For the intraperiod allocation, we treat all component per share amounts as fully-diluted to correspond with the consolidated FFO and AFFO results reflected above.

Modiv Industrial, Inc.
Adjusted EBITDA - Last Five Quarters

(Unaudited)

	Three Months Ended
	September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022
Net (loss) income (in accordance with GAAP)	$(6,905,242)		$4,629,953		$(4,578,921)		$720,735		$4,450,767
Depreciation and amortization of real estate properties	4,175,209		3,956,334		3,272,061		4,347,809		3,598,592
Depreciation and amortization for unconsolidated investment in a real estate property	187,479		186,069		194,173		203,554		192,551
Interest expense (income), net of derivative settlements and unrealized gain on interest rate swaps (a)	2,922,918		(179,931)		4,018,792		2,826,490		2,514,838
Interest expense on unconsolidated investment in real estate property	96,375		95,932		95,486		98,073		98,624
Impairment of real estate investment property (b)	—		—		3,499,438		2,080,727		—
Stock compensation	8,469,867		660,170		660,169		660,171		549,240
Due diligence expenses, including abandoned pursuit costs	1,208		3,848		342,542		25,051		44,863
(Loss) gain on sale of real estate investments, net	1,708,801		—		—		(669,185)		(3,932,029)
Adjusted EBITDA (c)	$10,656,615		$9,352,375		$7,503,740		$10,293,425		$7,517,446

Annualized adjusted EBITDA	42,626,460		37,409,500		30,014,960		$41,173,700		$30,069,784

Net debt:
Debt	$284,284,849		$294,361,357		$214,436,983		$197,515,009		$201,365,536
Debt of unconsolidated investment in real estate property (d)	9,315,322		9,372,615		9,429,343		9,487,515		9,544,131
Cash and restricted cash	(5,641,610)		(9,912,109)		(13,280,104)		(8,608,649)		(5,726,888)
Cash of unconsolidated investment in real estate property (d)	(387,278)		(494,250)		(420,947)		(218,424)		(341,007)
	$287,571,283		$293,327,613		$210,165,275		$198,175,450		$204,841,772

Net debt / Adjusted EBITDA	6.7	x	7.8	x	7.0	x	4.8	x	6.8	x

(a)
Includes $542,332 and $3,708,597 unrealized gains on swap valuations in the third and second quarters of 2023, respectively, and $1,722,184 unrealized losses on swap valuations in the first quarter of 2023.

(b)
The impairment charge for the first quarter of 2023 relates to an office property located in Nashville, Tennessee leased to Cummins, Inc through February 29, 2024. We determined that an impairment charge was triggered by expectations of a shortened holding period and estimated the property's fair value based upon current market comparables. The property is held for sale as of September 30, 2023. The impairment charge for the fourth quarter of 2022 relates to an office property located in Rocklin, California to reflect net realizable value as a result of its reclassification to asset held for sale. On June 29, 2023, the property was leased to the EMC Shop, LLC for 11.5 years for industrial use and was sold to the tenant during the third quarter of 2023.

(c)	Adjusted EBITDA for the fourth quarter of 2022 includes an early termination fee of $3,781,929 received from Sutter Health.

(d)	Includes our approximate 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash of our unconsolidated investment in real estate property.

Modiv Industrial, Inc.
Leverage Ratio

(Unaudited)

We calculate our leverage ratio in conformance with the definition used in our KeyBank credit facility as set forth below.

	September 30, 2023	December 31, 2022
Total Asset Value
Cash and cash equivalents	$5,641,610	$8,608,649
Borrowing base value (a)	470,686,446	408,598,973
Other real estate value	103,727,052	97,340,000
Pro-rata share of unconsolidated investment in a real estate property	28,751,449	28,582,595
Total asset value	$608,806,557	$543,130,217

Indebtedness
Credit facility revolver	$—	$3,000,000
Credit facility term loan	250,000,000	150,000,000
Mortgage debt	34,284,849	44,515,009
Pro-rata share of unconsolidated investment in a real estate property	9,315,322	9,487,515
Total indebtedness	$293,600,171	$207,002,524

Leverage Ratio	48%	38%

(a)
The increase in borrowing base properties reflects $129.8 million of acquisitions, excluding a property with a lease term of less than seven years, partially offset by the 13 properties sold to GIPR in the third quarter of 2023.

Modiv Industrial, Inc.
Capitalization as of September 30, 2023

(Unaudited)

PREFERRED EQUITY
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock	$50,000,000
% of Total Capitalization	10%

COMMON EQUITY
Shares of Class C Common Stock	7,577,416
OP Units (Class M, Class P, Class R and Class C)	3,580,720
Total Class C Common Stock and OP Units	11,158,136
Price Per Share / Unit at September 30, 2023	$16.69
IMPLIED EQUITY MARKET CAPITALIZATION	$186,229,289
% of Total Capitalization	36%

DEBT
Mortgage Debt
Costco Property	$18,850,000
Taylor Fresh Foods Property	12,350,000
OES Property	3,084,849
Total Mortgage Debt	$34,284,849
KeyBank Credit Facility
Revolver	$—
Term Loan (a) & (b)	250,000,000
Total Credit Facility	$250,000,000
TOTAL DEBT	$284,284,849
% of Total Capitalization	54%
% of Total Debt - Floating Rate Debt	—%
% of Total Debt - Fixed Rate Debt (a) (b) & (c)	100%
% of Total Debt	100%
ENTERPRISE VALUE
Total Capitalization	$520,514,138
Less: Cash and Cash Equivalents	(5,641,610)
Enterprise Value	$514,872,528

(a)
On May 10, 2022, we purchased a five-year swap at 2.258% on our $150,000,000 term loan that results in a fixed interest rate of 4.058% based on our leverage ratio of 48% as of September 30, 2023. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio.

(b)
On October 26, 2022, we purchased another five-year swap at 3.440% on our $100,000,000 term loan commitment that results in a fixed interest rate of 5.240% based on our leverage ratio of 48% as of September 30, 2023. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio.

(c)	The weighted average interest rate for the $284,284,849 Total Debt outstanding was 4.52% as of September 30, 2023.

Modiv Industrial, Inc.
Consolidated Balance Sheets

(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Real estate investments:
Land	$106,263,557	$103,657,237
Buildings and improvements	402,036,084	329,867,099
Equipment	4,429,000	4,429,000
Tenant origination and absorption costs	15,929,385	19,499,749
Total investments in real estate property	528,658,026	457,453,085
Accumulated depreciation and amortization	(47,587,670)	(46,752,322)
Total investments in real estate property, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	481,070,356	410,700,763
Unconsolidated investment in a real estate property	10,035,805	10,007,420
Total real estate investments, net, excluding real estate investments held for sale, net	491,106,161	420,708,183
Real estate investments held for sale, net	8,628,186	5,255,725
Total real estate investments, net	499,734,347	425,963,908
Cash and cash equivalents	5,641,610	8,608,649
Tenant receivables	11,211,058	7,263,202
Above-market lease intangibles, net	1,332,458	1,850,756
Prepaid expenses and other assets	4,881,383	6,100,937
Investment in preferred stock	10,060,000	—
Interest rate swap derivatives	6,156,179	4,629,702
Other assets related to real estate investments held for sale	46,158	12,765
Total assets	$539,063,193	$454,429,919
Liabilities and Equity
Mortgage notes payable, net	$34,118,748	$44,435,556
Credit facility revolver	—	3,000,000
Credit facility term loan, net	248,385,927	148,018,164
Accounts payable, accrued and other liabilities	8,893,630	7,649,806
Below-market lease intangibles, net	9,098,703	9,675,686
Interest rate swap derivatives	—	498,866
Liabilities related to real estate investments held for sale	162,349	117,881
Total liabilities	300,659,357	213,395,959

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized, issued and outstanding as of September 30, 2023 and 2022	2,000	2,000
Class C common stock, $0.001 par value, 300,000,000 shares authorized, 7,920,926 shares issued and 7,577,416 shares outstanding as of September 30, 2023 and 7,762,506 shares issued and 7,512,353 shares outstanding as of December 31, 2022	7,921	7,762
Class S common stock, $0.001 par value, 100,000,000 shares authorized; no shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Additional paid-in-capital	289,837,352	278,339,020
Treasury stock, at cost, 343,510 and 250,153 shares held as of September 30, 2023 and December 31, 2022, respectively	(5,290,780)	(4,161,618)
Cumulative distributions and net losses	(132,524,459)	(117,938,876)
Accumulated other comprehensive income	2,871,866	3,502,616
Total Modiv Industrial, Inc. equity	154,903,900	159,750,904
Noncontrolling interests in the Operating Partnership	83,499,936	81,283,056
Total equity	238,403,836	241,033,960
Total liabilities and equity	$539,063,193	$454,429,919

Modiv Industrial, Inc.
Property Portfolio - Balance Sheets - As of September 30, 2023

(Unaudited)

	As of September 30, 2023
	Industrial Core	Tactical Non-Core (1)	Other Non-Core (1)	Non-Property & Other (2)	Consolidated
Assets
Real estate investments:
Land	$60,391,661	$43,387,936	$2,483,960	$—	$106,263,557
Buildings and improvements	314,216,320	83,117,030	4,702,734	—	402,036,084
Equipment	4,429,000	—	—	—	4,429,000
Tenant origination and absorption costs	11,104,811	4,500,352	324,222	—	15,929,385
Total investments in real estate property	390,141,792	131,005,318	7,510,916	—	528,658,026
Accumulated depreciation and amortization	(33,956,998)	(12,749,497)	(881,175)	—	(47,587,670)
Total investments in real estate property, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	356,184,794	118,255,821	6,629,741	—	481,070,356
Unconsolidated investment in a real estate property	10,035,805	—	—	—	10,035,805
Total real estate investments, net, excluding real estate investments held for sale, net	366,220,599	118,255,821	6,629,741	—	491,106,161
Real estate investments held for sale, net	—	—	8,628,186	—	8,628,186
Total real estate investments, net	366,220,599	118,255,821	15,257,927	—	499,734,347
Cash and cash equivalents	—	—	—	5,641,610	5,641,610
Tenant receivables	7,872,215	3,272,860	65,983	—	11,211,058
Above-market lease intangibles, net	1,332,458	—	—	—	1,332,458
Prepaid expenses and other assets (2)	3,069,326	87,688	186,671	1,537,698	4,881,383
Investment in preferred stock	—	—	—	10,060,000	10,060,000
Interest rate swap derivatives	—	—	—	6,156,179	6,156,179
Other assets related to real estate investments held for sale	—	—	46,158	—	46,158
Total assets	$378,494,598	$121,616,369	$15,556,739	$23,395,487	$539,063,193
Liabilities and Equity
Mortgage notes payable, net	$12,228,788	$21,889,960	$—	$—	$34,118,748
Credit facility term loan	187,841,252	36,735,226	23,809,449	—	248,385,927
Accounts payable, accrued and other liabilities	4,114,951	935,301	356,308	3,487,070	8,893,630
Below-market lease intangibles, net	9,098,703	—	—	—	9,098,703
Liabilities related to real estate investments held for sale	—	—	162,349	—	162,349
Total liabilities	213,283,694	59,560,487	24,328,106	3,487,070	300,659,357

Commitments and contingencies

Total Modiv Industrial, Inc. equity, net of due to affiliates	165,210,904	62,055,882	(8,771,367)	(63,591,519)	154,903,900
Noncontrolling interests in the Operating Partnership	—	—	—	83,499,936	83,499,936
Total equity	165,210,904	62,055,882	(8,771,367)	19,908,417	238,403,836
Total liabilities and equity	$378,494,598	$121,616,369	$15,556,739	$23,395,487	$539,063,193

(1)	See Footnotes (1) and (2) of Property Portfolio Statement - Statement of Operations - Third Quarter of 2023.

(2)	Non-Property & Other's prepaid expenses and other assets include deferred financing fees on our Revolver and prepaid directors and officers insurance.

Modiv Industrial, Inc.
Debt Overview

(Unaudited)

	Outstanding Balance
Collateral	September 30, 2023	December 31, 2022	Interest Rate	Loan Maturity
Mortgage Notes:
Costco property	$18,850,000	$18,850,000	4.85%(b)	1/1/2030
Taylor Fresh Foods property	12,350,000	12,350,000	3.85%(b)	11/1/2029
OES property	3,084,849	13,315,009	4.50%(b)	3/9/2024
	34,284,849	44,515,009
Plus unamortized mortgage premium	10,893	119,245
Less unamortized deferred financing costs	(176,994)	(198,698)
Mortgage notes payable, net	34,118,748	44,435,556

KeyBank Credit Facility (a):
Revolver	—	3,000,000	7.16%(c)	1/18/2026
Term loan	250,000,000	150,000,000	4.53%(d)	1/18/2027
Total Credit Facility	250,000,000	153,000,000
Less unamortized deferred financing costs	(1,614,073)	(1,981,836)
	248,385,927	151,018,164
Total debt, net	$282,504,675	$195,453,720	4.52%(e)

(a)
Our $400,000,000 Credit Facility is comprised of a $150,000,000 Revolver and a $250,000,000 Term Loan. The Credit Facility includes an accordion option that allows us to request additional Revolver and Term Loan lender commitments up to a total of $750,000,000. As of the filing date of this Supplemental Data, the $250,000,000 Term Loan is fully drawn and the Revolver has no outstanding balance.

(b)	Contractual fixed rate.

(c)
The interest rate on the Revolver is based on our leverage ratio at the end of the prior quarter. With our leverage ratio at 48% as of September 30, 2023, the spread over the Secured Overnight Financing Rate (‘‘SOFR’’), including a 10 basis point credit adjustment, is 185 basis points and the interest rate on the Revolver was 7.1625% as of September 30, 2023 although we had no outstanding borrowings under the Revolver. We also pay an annual unused fee of up to 25 basis points on the Revolver, based on the daily amount of the unused commitment.

(d)
To mitigate the risk of rising interest rates, on May 10, 2022, we purchased a five-year swap at fixing SOFR at 2.258% on the $150,000,000 term loan that results in a fixed interest rate of 4.058% based on our leverage ratio of 48% as of September 30, 2023. On October 26, 2022, we purchased another five-year swap fixing SOFR at 3.440% on our $100,000,000 term loan commitment which results in a fixed interest rate of 5.24% based on our leverage ratio of 48% as of September 30, 2023. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio. The weighted average interest rate on the Term Loan was 4.53% as of September 30, 2023.

(e)	The weighted average interest rate for the $284,284,849 Total Debt outstanding was 4.52% as of September 30, 2023.

Modiv Industrial, Inc.
Covenants

Credit Facility and Mortgage Notes Covenants

The following is a summary of key financial covenants for our credit facility and mortgage notes, as defined and calculated per the terms of the facility's credit agreement and the mortgage notes' governing documents, respectively, which are included in our filings with the U.S. Securities and Exchange Commission. These calculations, which are not based on U.S. GAAP measurements are presented to demonstrate that as of September 30, 2023, we are in compliance with the covenants.

Unsecured Credit Facility Covenants	Required	September 30, 2023
Maximum leverage ratio	<60%	48%
Minimum fixed charge coverage ratio	>1.50x	2.31x
Maximum secured indebtedness ratio	40%	6%
Minimum consolidated tangible net worth	$211,734,469	$289,969,407
Weighted average lease term (years)	7	16

Mortgage Notes Key Covenants	Debt service coverage ratio	September 30, 2023
Costco property	N.A.	N.A.
Taylor Fresh Foods property	1.5	3.4
OES property	1.4	2.4

Modiv Industrial, Inc.
Real Estate Acquisitions

(Unaudited)

The following table summarizes our property acquisition activity from our February 11, 2022 listing on the NYSE through September 30, 2023:

Tenant and Location	Property Type	Acquisition Date	Area (Square Feet)	Lease Term (Years)	Annual Rent Increase	Acquisition Price	Initial Cap Rate	Weighted Average Cap Rate
Lindsay Precast, eight properties acquired in: Colorado (3), Ohio (2), North Carolina, South Carolina and Florida	Industrial	April 2022	618,195	25.0	2.1%	$ 56,150,000	6.7%	8.5%
Producto, two properties acquired in upstate New York	Industrial	July 2022	72,373	20.0	2.0%	5,343,862	7.2%	8.8%
Valtir, four properties acquired in Ohio, South Carolina, Texas and Utah (a)	Industrial	July 2022 and August 2022	293,612	20.0	2.3%	23,375,000	7.7%	9.7%
Plastic Products, Princeton, MN	Industrial	January 2023	148,012	5.8	3.0%	6,368,776	7.5%	9.2%
Stealth Manufacturing, Savage MN	Industrial	March 2023	55,175	20.0	2.5%	5,500,000	7.7%	9.8%
Lindsay Precast, Gap, PA (b)	Industrial	April 2023	137,086	24.0	2.2%	18,343,624	7.5%	10.1%
Summit Steel, Reading, PA	Industrial	April 2023	116,560	20.0	2.9%	11,200,000	7.3%	9.7%
PBC Linear, Roscoe, IL	Industrial	April 2023	219,287	20.0	2.5%	20,000,000	7.8%	9.4%
Cameron Tool, Lansing, MI	Industrial	May 2023	93,085	20.0	2.5%	5,721,174	8.5%	10.9%
S.J. Electro Systems, Minnesota (2) and Texas	Industrial	May 2023	159,680	17.0	2.8%	15,975,000	7.5%	9.4%
Titan, Alleyton, TX	Industrial	May 2023	223,082	20.0	2.9%	17,100,000	8.2%	10.8%
Vistech, Piqua, OH	Industrial	July 2023	335,525	25.0	3.0%	13,500,000	9.0%	13.1%
SixAxis, Andrews, SC	Industrial	July 2023	213,513	25.0	2.8%	15,440,000	7.5%	10.5%
			2,685,185			$ 214,017,436

(a)	The South Carolina and Ohio properties have a 25-year master lease and the Texas and Utah properties have a 15-year master lease.

(b)	Includes $1,800,000 funding provided for improvements to the previously acquired Lindsay property in Franklinton, North Carolina.

Modiv Industrial, Inc.
Real Estate Dispositions

(Unaudited)

The following table summarizes our property disposition activity from our February 11, 2022 listing on the NYSE through September 30, 2023.

Tenant and Location	Property Type	Disposition Date	Area (Square Feet)	Disposition Price	Cap Rate
Bon Secours, Richmond, VA	Office	February 2022	72,890	$10,200,000	8.1%
Omnicare, Richmond, VA	Flex	February 2022	51,800	8,760,000	6.8%
Texas Health, Dallas, TX	Office	February 2022	38,794	7,040,000	7.9%
Accredo, Orlando, FL	Office	February 2022	63,000	14,000,000	7.3%
EMCOR, Cincinnati, OH	Office	June 2022	39,385	6,525,000	7.8%
Williams Sonoma, Summerlin, NV	Office	August 2022	35,867	9,300,000	7.4%
Wyndham, Summerlin, NV	Office	September 2022	41,390	12,900,000	7.4%
Raising Cane's, San Antonio, TX	Retail	December 2022	3,853	4,313,045	5.7%
Dollar General, Litchfield, ME	Retail	August 2023	9,026	1,247,974	7.5%
Dollar General, Wilton, ME	Retail	August 2023	9,100	1,452,188	7.7%
Dollar General, Thompsontown, PA	Retail	August 2023	9,100	1,111,831	7.7%
Dollar General, Mt. Gilead, OH	Retail	August 2023	9,026	1,066,451	8.1%
Dollar General, Lakeside, OH	Retail	August 2023	9,026	1,134,522	7.1%
Dollar General, Castalia, OH	Retail	August 2023	9,026	1,111,831	7.1%
Dollar General, Bakersfield, CA	Retail	August 2023	18,827	4,855,754	6.6%
Dollar General, Big Spring, TX	Retail	August 2023	9,026	1,270,665	6.8%
Dollar Tree, Morrow, GA	Retail	August 2023	10,906	1,293,355	8.0%
PreK Education, San Antonio, TX	Retail	August 2023	50,000	12,888,169	7.2%
Walgreens, Santa Maria, CA	Retail	August 2023	14,490	6,081,036	6.1%
exp US Services, Maitland, FL	Office	August 2023	33,118	5,899,514	10.6%
GSA (MSHA), Vacaville, CA	Office	August 2023	11,014	2,586,710	7.8%
EMC Shop (formerly Gap), Rocklin, CA	Flex	August 2023	40,110	5,466,960	8.1%
			588,774	$120,505,005

Modiv Industrial, Inc.
Top 20 Tenants

(Unaudited)

Tenant	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Lindsay	$5,222,348	13%	755,281	16%
KIA of Carson	3,943,184	10%	72,623	2%
Costco Wholesale	2,417,626	6%	97,191	2%
AvAir	2,353,348	6%	162,714	4%
3M	1,873,780	5%	410,400	9%
Valtir	1,845,328	5%	293,612	6%
State of CA OES	1,808,223	4%	106,592	2%
FUJIFILM Dimatix (a)	1,666,937	4%	91,740	2%
Taylor Fresh Foods	1,657,252	4%	216,727	5%
Pacific Bearing	1,560,000	4%	219,287	5%
Titan	1,413,300	4%	223,082	5%
Northrup Grumman	1,293,325	3%	107,419	2%
Vistech	1,221,075	3%	335,525	7%
SJE	1,209,054	3%	159,680	3%
SixAxis	1,155,271	3%	213,513	5%
Husqvarna	915,809	2%	64,637	1%
L3Harris	871,504	2%	46,214	1%
Summit Steel	827,309	2%	116,560	3%
Arrow-TruLine	789,106	2%	206,155	4%
WSP USA	745,580	2%	37,449	1%
Total Top 20 Tenants	$34,789,359	87%	3,936,401	85%

(a)	Reflects our approximate 72.71% tenant-in-common interest (“TIC Interest”).

Modiv Industrial, Inc.
Property Type

(Unaudited)

Property Type	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Industrial Core, including TIC Interest	39	$30,257,116	75%	4,242,797	92%
Tactical Non-Core (1)	3	8,452,366	22%	276,406	6%
Non-Core	2	1,248,341	3%	113,266	2%
Total Properties	44	$39,957,823	100%	4,632,469	100%

(1)
We categorize Tactical Non-Core Assets as those assets that offer compelling value-add or opportunistic investment characteristics when measured over a near-term or interim holding period. We currently hold three such assets: (i) our tactical non-core acquisition of a leading KIA auto dealership located in a prime location in Los Angeles County in January 2022. This acquisition was structured as an UPREIT transaction resulting in a favorable equity issuance of $32,809,550 in Class C OP Units at a cost basis of $25.00 per share; (ii) our executed 12 year lease with the State of California’s Office of Emergency Services (OES) for one of our existing assets located in Rancho Cordova, California that includes an attractive purchase option by the tenant which we believe has a favorable probability of being executed upon in next 24 months; and (iii) our property leased to Costco located in Issaquah, Washington which offers compelling redevelopment opportunities following Costco’s lease expiration given its higher density infill location and the fact that the land is zoned for additional uses to include flex/R&D and multi-family.

Modiv Industrial, Inc.
Tenant Industry Diversification

(Unaudited)

Industry	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Infrastructure	18	$10,177,581	25%	1,459,535	32%
Automotive	5	7,105,997	18%	664,463	14%
Aerospace/Defense	3	4,518,177	11%	316,347	7%
Industrial Products	3	4,349,590	11%	694,324	15%
Metals	5	2,436,694	6%	450,263	10%
Technology	2	2,264,713	6%	130,240	3%
Retailer	1	2,417,626	6%	97,191	2%
Energy	2	2,025,588	5%	249,118	5%
Government	1	1,808,223	5%	106,592	2%
Agriculture/Food Production	2	1,657,253	4%	295,584	6%
Medical	1	655,576	2%	20,800	1%
Plastics	1	540,805	1%	148,012	3%
Total	44	$39,957,823	100%	4,632,469	100%

Modiv Industrial, Inc.
Tenant Geographic Diversification

(Unaudited)

State	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
California	9	$11,716,402	29%	515,954	11%
Ohio	6	4,721,117	12%	1,016,742	22%
Arizona	2	4,010,601	10%	379,441	8%
Illinois	2	3,433,780	9%	629,687	14%
Washington	1	2,417,626	6%	97,191	2%
Pennsylvania	2	2,071,035	5%	253,646	5%
South Carolina	2	2,050,378	5%	343,422	7%
Florida	3	1,879,366	5%	204,211	4%
Texas	2	1,641,045	4%	255,969	6%
Minnesota	5	1,608,252	4%	377,450	8%
North Carolina	2	1,529,851	4%	134,576	3%
Colorado	3	848,212	2%	98,994	2%
Tennessee	1	636,052	2%	87,230	2%
Utah	1	509,483	1%	72,498	2%
Michigan	1	490,353	1%	93,085	2%
New York	2	394,270	1%	72,373	2%
Total	44	$39,957,823	100%	4,632,469	100%

Modiv Industrial, Inc.
Lease Expirations

(Unaudited)

10 Years and Thereafter Lease Expirations

As of September 30, 2023
Year	Number of Leases Expiring	Leased Square Footage Expiring	Percentage of Leased Square Footage Expiring	Cumulative Percentage of Leased Square Footage Expiring	Annualized Base Rent Expiring	Percentage of Annualized Base Rent Expiring	Cumulative Percentage of Annualized Base Rent Expiring
October to December 2023	—	—	—%	—%	$—	—%	—%
2024 (1)	2	163,230	3.5%	3.5%	1,168,052	2.9%	2.9%
2025	3	144,027	3.1%	6.6%	3,685,491	9.2%	12.1%
2026	3	236,608	5.1%	11.7%	3,705,842	9.3%	21.4%
2027	1	64,637	1.4%	13.1%	915,809	2.3%	23.7%
2028	1	148,012	3.2%	16.3%	540,805	1.3%	25.0%
2029	2	84,714	1.9%	18.2%	1,469,280	3.7%	28.7%
2030	—	—	—%	18.2%	—	—%	28.7%
2031	—	—	—%	18.2%	—	—%	28.7%
2032	1	162,714	3.5%	21.7%	2,353,348	5.9%	34.6%
2033	—	—	—%	21.7%	—	—%	34.3%
Thereafter	31	3,628,527	78.3%	100.0%	26,119,196	65.4%	100.0%
Total	44	4,632,469	100.0%		$39,957,823	100.0%

(1)	Includes property held for sale where the lease term with Cummins expires on February 29, 2024 and the lease term with Levins expires on December 31, 2024.

Modiv Industrial, Inc.
Disclosures Regarding Non-GAAP and Other Metrics

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this supplemental report contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“Nareit”) promulgated a measure known as FFO. FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, deferred rent, amortization of stock-based compensation, amortization of in-place lease valuation intangibles, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, and write-offs of due diligence costs for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income or loss or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure. Furthermore, as described in the notes to our unaudited condensed consolidated financial statements, the conversion ratios for units of Class M limited partnership interest in the Operating Partnership, units of Class P limited partnership interest in the Operating Partnership and units of Class R limited partnership interest (“Class R OP Units”) in the Operating Partnership can increase if the specified performance hurdles are achieved. The increased conversion ratio for the Class R OP Units is reflected in the fully-diluted weighted average shares outstanding above.

Adjusted EBITDA

We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on investment in real estate and goodwill and intangibles, interest expense and non-cash items such as non-cash compensation expenses and write-offs of due diligence costs for abandoned pursuits We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

Net Debt

We define Net Debt as gross debt less cash and cash equivalents and restricted cash.

Leverage Ratio

We define our “leverage ratio” as total debt as a percentage of the aggregate fair value of our real estate properties, including our proportionate interest in real estate owned by unconsolidated entities, plus our cash and cash equivalents.

Annualized Base Rent (“ABR”)

ABR represents contractual annual base rent for the next 12 months.

Initial Cap Rate

We define “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

Weighted Average Cap Rate

We define “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.